Exhibit 10.2
AMENDMENT TO SHAREHOLDERS’ AGREEMENT

This AMENDMENT TO SHAREHOLDERS’ AGREEMENT (this “Amendment”) is dated April 20, 2026, and is entered into by and between ORIX Corporation (“ORIX”) and MGM Resorts Japan, LLC (“MGM”). Each of ORIX and MGM are referred as a “Party” or together as “Parties.”

WHEREAS:

(a)The Parties have entered into, among other contracts, (i) a Shareholders’ Agreement, dated February 10, 2022 (as amended, the “Shareholders’ Agreement”), with respect to MGM Osaka Corporation (formerly known as Osaka IR KK), a Japanese joint stock company (the “Company”) and (ii) an Omnibus Amendment to Shareholders’ Agreement and Amended and Restated Memorandum of Understanding regarding Draft Shareholders’ Agreement, dated October 18, 2024 (the “Omnibus Amendment”), which modified certain agreements of the Parties under the Shareholders’ Agreement; and
(b)In order to document recent discussions among the Parties regarding certain content of the Shareholders’ Agreement, the Parties desire to confirm their current mutual understandings regarding the Shareholders’ Agreement and the Company and to further amend the Shareholders’ Agreement.
NOW, THEREFORE, ORIX and MGM agree that the Shareholders’ Agreement are hereby amended as follows:

1.Definitions. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Shareholders’ Agreement or the Omnibus Amendment, as applicable.

2.Expiration of Omnibus Amendment. The Parties acknowledge and agree that (i) the Full Governance Date shall be May 1, 2026, and that (ii) the Omnibus Amendment shall cease to have any force or effect as of the Full Governance Date pursuant to Section 5 of the Omnibus Amendment. In addition, notwithstanding Section 3(a) of the Omnibus Amendment, the Parties acknowledge and agree that (i) the date of the Equity Syndication shall be April 20, 2026, and that (ii) during the period between the date of the Equity Syndication and the Full Governance Date, Section 8.2.2(e) of the Shareholders’ Agreement (as amended by this Amendment) shall not apply.

3.Governance and Decision-Making prior to Opening Date.

(a)Notwithstanding Section 10 of the Shareholders’ Agreement, during the period commencing on May 1, 2026 and ending on July 7, 2026 (or such other date as the Parties may agree), the Company shall be a company with the Board of Directors and a company auditor (kansayaku). The Parties acknowledge and agree that, during such period, the references to “Audit and Supervisory Committee”, “Audit and Supervisory Director” and “Non Audit and Supervisory Directors” in Sections 8.2.2(b), (c), and (e), 8.3.3 and 10 of the Shareholders’ Agreement (as amended by this Amendment) shall not apply.

(b)The Parties agree that, during the period commencing on May 1, 2026 and ending six months prior to the Opening Date (or such other date as the Parties may agree) (the “Interim Period”), Section 8.2.2(a) through (d) of the Shareholders’ Agreement shall be amended as follows (underlining indicates amendments):

“8.2.2    Following the Full Governance Date:
(a)the Board shall consist of seven Directors.

(b)ORIX shall be entitled to nominate two ORIX Directors (one of which Directors shall be an Audit and Supervisory Director and another shall be Non Audit and Supervisory Directors) and remove and/or replace any such ORIX Director appointed by it from time to time. In addition, ORIX shall nominate the Chairman as a Director.
(c)MGM shall be entitled to nominate two MGM Directors (one of which Directors shall be an Audit and Supervisory Director and another shall be Non Audit and Supervisory Directors) and remove and/or replace any MGM Directors appointed by it from time to time. In addition, MGM shall nominate the CEO as a Director.
(d)Notwithstanding Sections 8.2.2(b) and (c), if the Shareholding Ratio of either Party falls below 33% then unless otherwise agreed by the Parties, for so long as such Party’s Shareholding Ratio remains below 33%:
(i)the number of Directors to be nominated by such Party (other than Directors that are the CEO or Chairman) shall be reduced from two to one;
(ii)the quorum under Section 9.2 shall be replaced with “four Directors”;
(iii)the voting requirement under Section 9.3 of “affirmatively approved by at least five Directors (including at least one MGM Director and one ORIX Director)” shall be replaced with “affirmatively approved by at least four Directors”; and
(iv)the Parties shall cause the Articles to be amended accordingly.”
(c)The Parties agree that, during the Interim Period, Section 9.2 of the Shareholders’ Agreement shall be amended as follows (underlining indicates amendments):

“9.2    Quorum at Board Meetings
(a) The quorum for any Board meeting (including an Adjourned Meeting) shall be five Directors, (b) if a quorum is not present within 30 minutes of the time when the meeting should have begun or if during the meeting there is no longer a quorum, the meeting shall be adjourned and a convocation notice for another meeting of the Board shall be issued on such date being three (3) days after the date of the original Board Meeting (the “Adjourned Meeting”) and (c) notice of the Adjourned Meeting shall be given to all Directors and only matters to be resolved at the original Board meeting shall be considered at the Adjourned Meeting.”
(d)The Parties agree that, during the Interim Period, Section 9.3 of the Shareholders’ Agreement shall be amended as follows (underlining indicates amendments):

“9.3    Voting at Board Meetings
(a) The Board shall make all decisions by means of resolutions of the Board in accordance with the Articles, the Board Regulations and the Companies Act, (b) any Director who has a special interest under Article 369, Paragraph 2 of the Companies Act in a matter to be resolved at a Board meeting shall not participate in the discussions and the voting thereon, (c) a resolution of the Board shall be passed if affirmatively approved by at least five Directors (including at least one MGM Director and one ORIX Director) and (d) to the extent permitted by the Articles, the Board Regulations and the Companies Act, the Board will be permitted to act by written consent in lieu of a meeting.”

(e)The Parties acknowledge and agree that the Parties intend to increase the number of Directors to up to nine Directors at the expiration of the Interim Period, at which point the original provisions of Sections 8.2.2(a) through (d), 9.2, and 9.3 of the Shareholders’ Agreement shall govern, and the Parties shall take all reasonable steps necessary to increase the number of Directors, including amending the Articles.

(f)Section 8.1.2 of the Shareholders’ Agreement is hereby deleted in its entirety and replaced with the following (underlining indicates amendments):

“8.1.2.    Neither the Company nor any of its Subsidiaries shall, and no Party shall permit the Company or any of its Subsidiaries to, take any of the actions or approve any of the matters set forth in Exhibit 8.1.2 (the “Reserved Matters”) without the prior approval of the Board in accordance with Section 9.2 and Section 9.3. Before a matter which is a Reserved Matter is submitted or presented to the Board for approval, the Parties shall discuss and make reasonable efforts to reach a consensus on such matter in advance. Notwithstanding the foregoing and Exhibit 13.2.1, until six months prior to the Opening Date (or such other time as the Parties may agree), the Parties agree to replace the requirement for prior approval of the Board with the unanimous approval of both the Chairman and the CEO, to the maximum extent permitted by the Articles, the Board Regulations and the Companies Act.”

4.Other Amendment.

(a)The Parties agree that (i) the Compliance Committee shall be established in accordance with Section 6.2 of the Shareholders’ Agreement no later than six months prior to the Opening Date (or such other time as the Parties may agree), and the relevant provisions (including Sections 6.2 and 6.3) shall not be effective until the Compliance Committee is established, and (ii) the Management Committee (with the meeting cadence, composition, attendee rights, and other operational details to be determined by mutual agreement of the Parties) shall be held in accordance with Exhibit 13.2.1 of the Shareholders’ Agreement from a date no later than six months prior to the Opening Date (or such other time as the Parties may agree).
(b)The Parties agree that, notwithstanding Section 5.5 of the Shareholders’ Agreement, the Casino Marketing Agreement(s) shall be entered into no later than six months prior to the Opening Date.

5.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of Shareholders’ Agreement shall remain in full force and effect. After this Amendment becomes effective, all references in Shareholders’ Agreement to “this Agreement”, “hereto,” “herein” or words of similar effect referring to the Shareholders’ Agreement shall be deemed to be references to such Shareholders’ Agreement as amended by this Amendment.

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ORIX CORPORATION			MGM RESORTS JAPAN, LLC
By:	/s/ ORIX Corporation (Seal of ORIX Corporation)	By:	/s/ MGM Resorts Japan, LLC (Seal of MGM Resorts Japan, LLC)
Name: Title:	2-4-1 Hamamatsu-cho, Minato-ku, Tokyo	Name: Title:	1-1-1 Otemachi, Chiyoda-ku, Tokyo 100-0004 Otemachi Park Building 6F
	ORIX Corporation		MGM Resorts Japan, LLC
	Hidetake Takahashi, Representative Executive Officer		Ed Bowers, Representative Executive Officer, Chairman